Exhibit 5.1

June 14, 2017

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel to Bill Barrett Corporation, a Delaware corporation (the “Company”), and its subsidiaries in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Amendment No. 1 to the Registration Statement on Form S-4 filed by the Company with the Commission on June 14, 2017 (the “Registration Statement”), relating to the registration of the offer by the Company to exchange up to $275,000,000 aggregate principal amount of its 8.75% Senior Notes due 2025 registered under the Securities Act (the “New Notes”) for its existing 8.75% Senior Notes due 2025 (the “Outstanding Notes”). The New Notes will be issued under an Indenture, dated as of April 28, 2017 (the “Indenture”), by and among the Company and Deutsche Bank Trust Company Americas, as trustee. (the “Trustee”). The Company’s subsidiaries Aurora Gathering, LLC, a Texas limited liability company, and Circle B Land Company LLC, a Colorado limited liability company (the “Subsidiary Guarantors”), are also guarantors of the New Notes (the guarantees of the New Notes being referred to in this opinion as the “Guarantees”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, (2) an executed copy of the Indenture, including the form of New Notes attached as an exhibit thereto, and (3) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, the conformity to authentic originals of any documents submitted to us as copies, and the truthfulness of all statements of tact contained in each document we reviewed. We have also assumed that (a) the Indenture has been duly authorized, executed and delivered by all parties thereto and (b) the New Notes will conform to the form thereof attached as an exhibit to the Indenture and will be duly authenticated in accordance with the terms of the Indenture.

In connection with this opinion, we have assumed that the New Notes, including the Guarantees, will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (a) the Registration Statement becomes effective under the Securities Act, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the New Notes have been exchanged for Outstanding Notes in the manner described in the Registration Statement, and (d) the New Notes, including the Guarantees, have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

June 14, 2017

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that (i) purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) may have the effect of discouraging or preventing a change in control of the Company, in each case to the extent otherwise contrary to public policy, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the federal laws of the United States of America, the contract laws of the State of New York, the General Corporation Law of the State of Delaware, the Colorado Limited Liability Company Act, and the Business Organizations Code of the State of Texas. Except as expressly stated above, we express no opinion with respect to any other law of the states of New York, Delaware, Colorado, or Texas or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAMS GRAHAM & STUBBS LLP